Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-205575 and 333-207461 on Form S-3 and in Registration Statement Nos. 333-148989, 333-163634, 333-179543 and 333-207244 on Form S-8 of our report dated February 24, 2016, relating to the financial statements of Nanosphere, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Nanosphere, Inc. for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 24, 2016